EXHIBIT 8.1

List of Subsidiaries

AU Optronics Corp., a corporation organized under the laws of the Republic of China, has eleven subsidiaries:

     (i) AU Optronics (L) Corp., a corporation organized under the laws of Malaysia.

     (ii) AU Optronics Corporation America, a corporation organized under the laws of California, United States of America.

     (iii) AU Optronics (Suzhou) Corp., a corporation organized under the laws of the People's Republic of China.

     (iv) AU Optronics Corporation Japan, a corporation organized under the laws of Japan.

     (v) Konly Venture Corp., a corporation organized under the laws of the Republic of China.

     (vi) AU Optronics Korea Ltd., a corporation organized under the laws of South Korea.

     (vii) AU Optronics Europe B.V., a limited liability company incorporated under the laws of the Netherlands.

     (viii) AU Optronics (Shanghai) Corp., a corporation organized under the laws of the People's Republic of China.

     (ix) Darwin Precisions (L) Corp., a corporation organized under the laws of Malaysia.

     (x) Darwin Precisions (Suzhou) Corp., a corporation organized under the laws of the People's Republic of China.

     (xi) Raydium Semiconductor Corporation, a corporation organized under the laws of the Republic of China.